Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

•                  Third quarter net sales revenue growth of 1.3 percent (2.4 percent in local currency)

•                  Significant investment spending, resulting in lower operating income margin

•                  Board of Directors approved a $0.10 per share regular quarterly dividend

•                  Repurchased 107,722 shares of common stock

LEHI, Utah, November 6, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the third quarter ended September 30, 2013 and declared a regular quarterly cash dividend of $0.10 per share.

“We’re pleased with our third quarter results which reflect continued progress across both our NSP and Synergy businesses,” commented Gregory L. Probert, Chairman and Chief Executive Officer.  “In addition to Synergy’s record sales quarter and NSP Russia, Central and Eastern Europe’s fourth consecutive quarter of year-over-year sales growth, we experienced double digit growth in Mexico.”

“These improvements are the early result of our incremental investments in sales and marketing personnel, R&D and new product development, distributor training, sales incentive programs and information technology. These investments amounted to $1.3 million of additional SG&A expense in the third quarter, the majority of which is recurring and will negatively impact our near-term operating income margin. However, these essential investments position us to drive sales growth in all of our markets and to restore our operating income margin to double digits in 2015.”

“In addition, we are in the early stages of a $40 million Oracle ERP implementation that will provide us with a single integrated software solution and greatly enhance our ability to better integrate our people, process and business systems in all of our markets around the world.  This investment will allow us to streamline many of our processes, provide better data and visibility into our business, facilitate delivering products to market faster and more efficiently, as well as to better serve our Managers, Distributors and customers. We anticipate completion of this project by mid-2016.

Mr. Probert continued, “The $0.10 quarterly cash dividend and our ongoing share repurchase program demonstrate our confidence in the Company’s growth prospects and strong cash flow generation, and our commitment to return excess capital to shareholders.”

For the Third Quarter of 2013:

•                  Net sales revenue increased 1.3 percent to $92.5 million, compared to $91.2 million in the third quarter of 2012. In local currencies, net sales revenue increased by 2.4 percent.

•                  Selling, general and administrative expenses increased 7.4 percent to $28.2 million, compared with $26.2 million in the third quarter of 2012. The increase was primarily due to the Company’s incremental investment in sales, marketing, science and product development personnel and programs to stimulate sales growth and drive profitability.

•                  Operating income decreased 22.9 percent to $6.7 million, compared to $8.7 million in the third quarter of 2012. The decrease was primarily due to a $1.9 million increase in selling, general and administrative expenses attributable to investments in growth initiatives.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation, amortization and other income, adjusted to exclude share-based compensation expense, decreased 18.4 percent to $8.5 million, compared to $10.4 million in the third quarter of 2012.

•                  Net income was $4.9 million, or $0.29 per diluted common share, compared to $6.4 million, or $0.40 per diluted common share in the third quarter of 2012.

•                  Cash and cash equivalents as of September 30, 2013 were $76.6 million, compared to $79.2 million as of December 31, 2012, which reflects $24.0 million paid in a special one-time dividend, $4.8 million paid in regular quarterly dividends, and $1.9 million used to repurchase shares in the first nine months of the year.

•                  Shareholders’ equity as of September 30, 2013 was $104.8 million, compared to $115.6 million as of December 31, 2012.  Including dividends paid in the first nine months of the year, shareholders’ equity increased by 15.6 percent.

•                  Active Managers worldwide were 16,900 and active Distributors and customers worldwide were 324,900 as of September 30, 2013 compared to 16,900 and 325,900, respectively in the third quarter of 2012. New manager were flat with the prior year, as were new Distributor and customer recruiting.

NSP Americas, Asia Pacific and Europe Results for the Third Quarter of 2013:

•                  Net sales revenue decreased 2.4 percent to $50.6 million, compared to $51.8 million in the third quarter of 2012. In local currencies, net sales revenue decreased by 0.7 percent compared to the third quarter of 2012. Higher net sales in Mexico and South America were more than offset by lower net sales in the United States and Japan.  In Mexico, net sales increased year-over-year for the second consecutive quarter, up 11.1 percent from the third quarter of 2012.  In the United States, net sales declined 2.2 percent year-over-year.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, was $20.0 million, compared to $20.5 million in the third quarter of 2012, primarily as a result of lower net sales revenue.

•                  Active Managers within the segment totaled approximately 8,500 and active Distributors and customers within the segment were approximately 153,200 as of September 30, 2013, and compared to 8,800 and 159,600, respectively, as of September 30, 2012. New Manager were down 10.0 percent as compared to the prior year and new Distributor and Customer recruits were down 8.3 percent.

NSP Russia, Central and Eastern Europe Results for the Third Quarter of 2013:

•                  Net sales revenue increased 10.5 percent to $14.6 million, compared to $13.2 million in the third quarter of 2012. Net sales revenue increased year-over-year for the fourth consecutive quarter as a result of improved recruiting, Distributor leadership engagement, Distributor recognition, promotion and training, and the enhanced focus afforded by the corporate organizational realignment during 2012. In addition, we launched a new weight management program at our annual regional convention in September.

•                  Contribution margin increased 7.3 percent to $5.4 million, compared to $5.0 million in the third quarter of 2012, primarily as a result of higher net sales revenue.

•                  Active Managers within the segment were approximately 5,200 and active Distributors and customers within the segment were approximately 119,400 as of September 30, 2013, and compared to 5,000 and 112,900, respectively as of September 30, 2012. New Managers were flat with prior year and new Distributor and Customer recruiting was up 22.2 percent.

Synergy WorldWide Results for the Third Quarter of 2013:

•                  Net sales revenue increased 4.0 percent to $27.3 million, compared to $26.3 million in the third quarter of 2012. This marks the highest quarterly sales in the segment’s history. In local currencies, net sales revenue increased by 4.6 percent compared to the third quarter of 2012 driven by increased sales in South Korea, Scandinavia and Central Europe, partially offset by declines in North America. The increase in net sales revenue is primarily a result of re-engaged leadership, strong execution, and momentum stemming from the Company’s global summit and pre-launch of the SLMsmart weight management line in South Korea. This program will be rolled out to other markets around the world throughout 2014.

•                  Contribution margin increased 1.3 percent to $9.5 million, compared to $9.4 million in the third quarter of 2012, primarily as a result of increased net sales revenue.

•                  Active Managers within the segment were approximately 3,200 and active Distributors and customers within the segment were approximately 52,300 as of September 30, 2013, and compared to 3,100 and 53,400, respectively as of September

30, 2012.  New Managers increased 20.0 percent over prior year, while Distributor and customer recruiting decreased 5.6 percent over prior year.

Effective Income Tax Rate

The effective income tax rate for the third quarter of 2013 was 24.7 percent compared to 25.0 percent in the third quarter of 2012.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent which was primarily attributable to foreign tax credit benefits, net favorable foreign items related to foreign tax rate differences, the impact of unremitted earnings, and adjustments to foreign valuation allowances, offset by an increase in tax liabilities associated with uncertain tax positions.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved its regular quarterly cash dividend of $0.10 per share payable on November 29, 2013 to shareholders of record as of the close of business on November 18, 2013.

On August 8, 2013, the Board of Directors authorized a $10 million share repurchase program to be implemented over two years.  Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise.  The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

During the three months ended September 30, 2013, the Company repurchased 107,722 shares of its common stock under the share repurchase program for $1.9 million.  At September 30, 2013, the remaining balance available for repurchases under the program was $8.1 million.

The regular quarterly dividend, in addition to the special one-time dividend that was announced and paid in August 2013, and the on-going share repurchase program are due to the Company’s strong cash flow, healthy cash balance of $76.6 million, the Board’s commitment to return capital to shareholders and its confidence in the Company’s long-term growth prospects.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning adjusted EBITDA, non-GAAP operating income and non-GAAP net income because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its third quarter 2013 results on Thursday, November 7, 2013 at 11:00 AM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 10000592.  International callers can dial 1-201-689-8562, conference ID: 10000592.  A replay will be available from November 7, 2013 at 2:00 PM Eastern Time through November 21, 2013 at 11:59 PM Eastern Time at 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 10000592.  The call will also be webcast live and will be available on the Investing section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains certain forward-looking statements, including statements regarding Distributors and Managers and payment of dividends. Nature’s Sunshine Products may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Nature’s Sunshine Products’ beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine Products assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Steve Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$76,623	$79,241
Accounts receivable, net of allowance for doubtful accounts of $1,008 and $631, respectively	10,908	9,614
Investments available for sale	2,080	2,071
Inventories	43,643	43,280
Deferred income tax assets	5,284	5,307
Prepaid expenses and other	6,864	5,820
Total current assets	145,402	145,333

Property, plant and equipment, net	29,347	27,950
Investment securities	1,109	1,276
Intangible assets, net	891	1,002
Deferred income tax assets	11,487	11,516
Other assets	6,851	6,842
	$195,087	$193,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,209	$6,226
Accrued volume incentives	20,014	18,130
Accrued liabilities	28,803	27,302
Deferred revenue	3,820	4,311
Current installments of long-term debt	3,110	3,350
Income taxes payable	2,174	2,071
Total current liabilities	65,130	61,390

Liability related to unrecognized tax benefits	11,486	10,571
Long-term debt	10,000	2,270
Deferred compensation payable	1,109	1,276
Other liabilities	2,535	2,776
Total long-term liabilities	25,130	16,893

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 16,208 and 15,810 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	82,246	77,292
Retained earnings	35,879	48,910
Accumulated other comprehensive loss	(13,298)	(10,566)
Total shareholders’ equity	104,827	115,636
	$195,087	$193,919

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,
	2013	2012

Net sales revenue	$92,458	$91,232
Cost of sales	(23,655)	(23,144)
Gross profit	68,803	68,088

Operating expenses:
Volume incentives	33,920	33,155
Selling, general and administrative	28,170	26,228
Operating income	6,713	8,705
Other income (expense), net	(269)	(214)
Income before provision for income taxes	6,444	8,491
Provision for income taxes	1,594	2,121
Net income	$4,850	$6,370

Basic and diluted net income per common share

Basic:
Net income	$0.30	$0.41

Diluted:
Net income	$0.29	$0.40

Weighted average basic common shares outstanding	16,068	15,628
Weighted average diluted common shares outstanding	16,490	15,971

Dividends declared per common share	$1.60	$0.05

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012

Net sales revenue	$282,612	$277,091
Cost of sales	(70,730)	(69,483)
Gross profit	211,882	207,608

Operating expenses:
Volume incentives	103,420	100,276
Selling, general and administrative	86,996	79,142
Operating income	21,466	28,190
Other income (expense), net	1,543	(159)
Income before provision for income taxes	23,009	28,031
Provision for income taxes	7,243	7,147
Net income	15,766	20,884

Basic and diluted net income per common share

Basic:
Net income	$0.99	$1.34

Diluted:
Net income	$0.97	$1.31

Weighted average basic common shares outstanding	15,930	15,603
Weighted average diluted common shares outstanding	16,327	15,917

Dividends declared per common share	$1.80	$0.10

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,766	$20,884
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	322	39
Depreciation and amortization	3,279	3,028
Share-based compensation expense	2,599	2,001
(Gain) loss on sale of property and equipment	(127)	23
Deferred income taxes	52	(307)
Amortization of bond discount	1	3
Purchase of trading investment securities	(62)	(60)
Proceeds from sale of trading investment securities	308	268
Realized and unrealized gains on investments	(78)	(63)
Foreign exchange (gains) losses	(1,057)	856
Changes in assets and liabilities:
Accounts receivable	(1,781)	(429)
Inventories	(678)	(1,926)
Prepaid expenses and other current assets	(1,083)	(1,021)
Other assets	(97)	(148)
Accounts payable	878	(361)
Accrued volume incentives	2,047	386
Accrued liabilities	1,284	(1,264)
Deferred revenue	(491)	403
Income taxes payable	199	(4,222)
Liability related to unrecognized tax benefits	915	(654)
Deferred compensation payable	(167)	(112)
Net cash provided by operating activities	22,029	17,324
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,590)	(5,617)
Proceeds from sale of property, plant and equipment	233	25
Proceeds from maturity and sale of investments available for sale	100	3,689
Purchase of investments available for sale	(278)	(197)
Net cash used in investing activities	(4,535)	(2,100)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	10,000	—
Principal payments of long-term debt	(2,509)	(2,465)
Dividends paid	(28,797)	(1,560)
Proceeds from the exercise of stock options	4,300	1,982
Repurchase of common stock	(1,945)	—
Net cash used in financing activities	(18,951)	(2,043)
Effect of exchange rates on cash and cash equivalents	(1,161)	393
Net increase (decrease) in cash and cash equivalents	(2,618)	13,574
Cash and cash equivalents at the beginning of the period	79,241	58,969
Cash and cash equivalents at the end of the period	$76,623	$72,543
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$7,068	$12,694
Cash paid for interest	95	97

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,
	2013	2012

Net income	$4,850	$6,370
Adjustments:
Depreciation and amortization	1,098	1,013
Share-based compensation expense	669	680
Other (income) expense, net*	269	214
Taxes	1,594	2,121
Adjusted EBITDA	$8,480	$10,398

	Nine Months Ended September 30,
	2013	2012

Net income	$15,766	$20,884
Adjustments:
Depreciation and amortization	3,279	3,028
Share-based compensation expense	2,599	2,001
Other (income) expense, net*	(1,543)	159
Taxes	7,243	7,147
Adjusted EBITDA	$27,344	$33,219

* Other income (expense), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Our revenue is highly dependent upon the number and productivity of our Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment

	September 30, 2013		June 30, 2013		September 30, 2012
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific and Europe	329,300	8,500	331,500	9,100	362,200	8,800
NSP Russia, Central and Eastern Europe	257,800	5,200	254,700	5,000	252,900	5,000
Synergy WorldWide	118,500	3,200	119,900	3,100	115,900	3,100
	705,600	16,900	706,100	17,100	731,000	16,900

“Total Managers” includes independent Managers under our various compensation plans that have achieved and maintained specified and personal groups sale volumes as of the date indicated. To maintain Manager status, an individual must continue to meet certain product sales volume levels. As such, all Managers are considered to be active Managers.

“Total Distributors and customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment

	September 30, 2013	June 30, 2013	September 30, 2012
	Distributors & Customers	Distributors & Customers	Distributors & Customers

NSP Americas, Asia Pacific and Europe	153,200	155,400	159,600
NSP Russia, Central and Eastern Europe	119,400	102,900	112,900
Synergy WorldWide	52,300	54,700	53,400
	324,900	331,000	325,900

“Active Distributors and customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated. All of our Managers are active.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Quarter

	September 30, 2013		June 30, 2013		September 30, 2012
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific and Europe	37,600	900	38,300	1,100	41,000	1,000
NSP Russia, Central and Eastern Europe	21,500	300	20,500	400	17,600	300
Synergy WorldWide	16,900	600	19,400	500	17,900	500
	76,000	1,800	78,200	2,000	76,500	1,800

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous three months ended as of the date indicated.

“New Distributors and Customers” include our independent Distributors and customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous three months ended as of the date indicated.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Twelve Months

	September 30, 2013		June 30, 2013		September 30, 2012
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific and Europe	148,900	3,900	152,300	4,000	173,000	4,400
NSP Russia, Central and Eastern Europe	86,300	1,600	82,400	1,600	77,000	1,500
Synergy WorldWide	73,400	1,800	74,300	1,700	73,600	1,900
	308,600	7,300	309,000	7,300	323,600	7,800

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and customers” include our independent Distributors and customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous twelve months ended as of the date indicated.